                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                          STAR Telecommunications, Inc.
                                    (Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    854923109
                                 (CUSIP Number)

Check the following if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Items 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.: 854923109

         (1) NAMES OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON:

                           Gotel Investments Ltd.

         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
                  Instructions).

                           (a)
                           (b)

         (3)      SEC USE ONLY

         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                           British Virgin Islands

         (5)      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  WITH:

                           (a)         Sole Voting Power:  -0-
                           (b)         Shared Voting Power: 914,406
                           (c)         Sole Dispositive Power:  -0-
                           (d)         Shared Dispositive Power: 914,406

         (6)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                           914,406

         (7) CHECK IF THE AGGREGATE AMOUNT IN ROW (6) EXCLUDES CERTAIN SHARES (see Instructions):

         (8)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (6):

                           5.556%

         (9)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

                           CO

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          STAR TELECOMMUNICATIONS, INC.
                                    (ISSUER)

                          COMMON STOCK, $0.01 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                    854923109
                                 (CUSIP NUMBER)



Check the following if a fee is being paid with this statement [ ] . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Items 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.: 854923109

         (1) NAMES OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON:

                           Global Investment Trust

         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
                  Instructions).

                           (a)
                           (b)

         (3)      SEC USE ONLY

         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                           Isle of Guernsey, Channel Islands

         (5)      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  WITH:

                           (a)         Sole Voting Power:  -0-
                           (b)         Shared Voting Power: 914,406
                           (c)         Sole Dispositive Power:  -0-
                           (d)         Shared Dispositive Power: 914,406

         (6)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                           914,406

         (7) CHECK IF THE AGGREGATE AMOUNT IN ROW (6) EXCLUDES CERTAIN SHARES (see Instructions):

         (8)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (6):

                           5.556%

         (9)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          STAR TELECOMMUNICATIONS, INC.
                                    (ISSUER)

                          COMMON STOCK, $0.01 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                    854923109
                                 (CUSIP NUMBER)

Check the following if a fee is being paid with this statement |_| . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Items 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.: 854923109

         (1) NAMES OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON:

                           Intertrust (Gernsey) Limited

         (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
                  Instructions).

                           (a)
                           (b)

         (3)      SEC USE ONLY

         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                           Isle of Guernsey, Channel Islands

         (5)      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  WITH:

                           (a)         Sole Voting Power:  -0-
                           (b)         Shared Voting Power: 914,406
                           (c)         Sole Dispositive Power:  -0-
                           (d)         Shared Dispositive Power: 914,406

         (6)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                           914,406

         (7) CHECK IF THE AGGREGATE AMOUNT IN ROW (6) EXCLUDES CERTAIN SHARES (see Instructions):

         (8)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (6):

                           5.556%

         (9)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

                                    854923109
                                 (CUSIP NUMBER)


Item 1(a).    NAME OF ISSUER:

                 STAR Telecommunications, Inc.

Item 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 223 East De La Guerra St., Santa Barbara, CA 93101

Item 2(a).    NAME OF PERSONS FILING:

                 Gotel Investments Ltd.
                 Global Investment Trust
                 Intertrust (Guernsey) Limited

Item 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                 Gotel Investments Ltd.:        Palm Chambers No. 3,
                                                P.O. Box 3152, Road Town,
                                                Tortola, Brtish Virgin Islands
                 Global Investment Trust:       Francis House, Sir Williams
                                                Place, St. Peter Port, Guernsey,
                                                Channel Islands
                 Intertrust (Guernsey) Limited: Francis House, Sir Williams
                                                Place, St. Peter Port, Guernsey,
                                                Channel Islands

Item 2(c).    CITIZENSHIP:

                  Gotel Investments Ltd.:     British Virgin Islands
                 Global Investment Trust:     Isle of Guernsey, Channel Islands
           Intertrust (Guernsey) Limited:     Isle of Guernsey, Channel Islands

Item 2(d).    TITLE OF CLASS OF SECURITIES:

                 Common Stock, $0.01 par value

Item 2(e).    CUSIP No.:

                          854923109

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

              (a)     [   ] Broker or Dealer registered under Section 15 of
                            the Act.
              (b)     [   ] Bank as defined in section 3(a)(6) of the Act.
              (c)     [   ] Insurance Company as defined in section 3(a)(19) of
                            the Act.
              (d)     [   ] Investment Company registered under section 8 of
                            the Investment Company Act.
              (e)     [   ] Investment Advisor registered under Section 203 of
                            the Investment Advisers Act of 1940.
              (f)     [   ] Employee Benefit Plan, Pension Fund which is subject
                            to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
                            see Rule 13d-1(b)(1)(ii)(F)
              (g)     [   ] Parent Holding Company, in accordance with
                            Rule 13d-1(b)(ii)(G) (Note: See Item 7)
              (h)     [   ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

Item 4.       OWNERSHIP

              (a)     Amount Beneficially Owned:   914,406
              (b)     Percent of Class: 5.556%
              (c)     Number of shares as to which such person has:
                      (i)         sole power to vote or to direct the vote: -0-
                      (ii)        shared power to vote or to direct
                                  the vote:  914,406



                                Page 2 of 6 Pages

                                    854923109
                                 (CUSIP NUMBER)


                      (iii) sole power to dispose or to direct the disposition of: -0-
                      (iv) shared power to dispose or to direct the disposition of: 914,406

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                 Not Applicable

Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                 Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
              COMPANY:

                 Not Applicable

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                 Not Applicable

Item 9.       NOTICE OF DISSOLUTION OF GROUP

                 Not Applicable

Item 10.      CERTIFICATION

                            By signing below I certify that, to the best of my
              knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February        , 1998          By:
                                         --------------------------------------
                                         Walter Stresemann, Director of
                                         Gotel Investments Ltd.


Date: February        , 1998          By:
                                         --------------------------------------
                                         Walter Stresemann, Director of
                                         Intertrust (Guernsey) Limited, Trustee
                                         of the Global Investment Trust


Date: February        , 1998          By:
                                         --------------------------------------
                                         Walter Stresemann, Director of
                                         Intertrust (Guernsey) Limited






                                Page 3 of 6 Pages

                                    854923109
                                 (CUSIP NUMBER)


                                  EXHIBIT INDEX
                                  -------------


                                                                   Sequentially
Exhibit                                                             Numbered
Number                        Description                             Page
------                        -----------                             ----

  1.       Identification of Members of the Group..................... 5

  2.       Joint Reporting Agreement dated February 9, 1998........... 6












                                Page 4 of 6 Pages

                                    854923109
                                 (CUSIP NUMBER)


                                                                      EXHIBIT 1


                         Identification of Members of the Group
                         --------------------------------------


1.            Gotel Investments Ltd.
2.            Global Investment Trust
3.            Intertrust (Guernsey) Limited

              Intertrust (Guernsey) Limited is the trustee of the Global Investment Trust, which owns all of the issued and outstanding capital stock of Gotel Investments Ltd.















                                Page 5 of 6 Pages

                                    854923109
                                 (CUSIP NUMBER)

                                                                      EXHIBIT 2

                            JOINT REPORTING AGREEMENT


              In consideration of the mutual covenants herein contained, each of the parties hereto represents to and agrees with the other party as follows:

              1. Such party is eligible to file a statement or statements on
Schedule 13G pertaining to the Common Stock, $.01 value per share, STAR Telecommunications, Inc., to which this Agreement is an exhibit, for filing of the information contained therein.

              2. Such party is responsible for timely filing of such statement and any amendments thereto and for the completeness and accuracy of the information concerning such party contained therein, provided that no such party is responsible for the completeness or accuracy of the information concerning the other parties making the filing, unless such party knows or has reason to believe that such information is inaccurate.

              3. Such party agrees that such statement is filed by and on behalf of each party and that any amendment thereto will be filed on behalf of each such party.

              This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

Dated: February 9, 1998             GOTEL INVESTMENTS LTD.


                                    By:
                                       ----------------------------------------
                                       Walter Stresemann, Director


                                    GLOBAL INVESTMENTS TRUST
                                    By: Intertrust (Guernsey) Limited, Trustee


                                    By:
                                       ----------------------------------------
                                       Walter Stresemann, Director

                                    INTERTRUST (GUERNSEY) LIMITED


                                    By:
                                       ----------------------------------------
                                       Walter Stresemann, Director






                                Page 6 of 6 Pages